Exhibit 99.1
DENBURY REPORTS SECOND QUARTER 2013 RESULTS

PLANO, TX – August 6, 2013 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced adjusted net income (a non-GAAP measure)(1) of $151 million for the second quarter of 2013, or $0.41 per diluted share. Second quarter of 2013 net income (the GAAP measure) was $130 million, or $0.35 per diluted share, on record high quarterly revenues of $645 million. Adjusted net income for the second quarter of 2013 differs from GAAP net income primarily due to $70 million of pre-tax lease operating expenses related to the Denbury-operated Delhi Field (see discussion below) partially offset by a pre-tax gain of $46 million associated with non-cash fair value changes in Denbury's commodity derivative contracts.

Sequential and year-over-year comparisons of selected financial items are shown in the following table:

	Quarter Ended
(in millions, except per share amounts)	June 30, 2013	March 31, 2013(3)	June 30, 2012
Revenues	$645	$580	$597
Net income	$130	$88	$212
Net income per diluted share	$0.35	$0.23	$0.54
Adjusted net income (1)	$151	$123	$138
Adjusted net income per diluted share (1)	$0.41	$0.33	$0.35
Cash flow from operations	$438	$269	$441
Adjusted cash flow from operations (1)(2)	$309	$316	$362

Adjusting for the impact of non-cash derivative fair value changes and non-recurring items, the improvement in adjusted net income from the first quarter of 2013 was primarily driven by the increase in production volumes related to the Cedar Creek Anticline acquisition which closed late in the first quarter of 2013, partially offset by a decline in realized oil prices. The change in adjusted net income from the year ago quarter was primarily the result of higher production volumes and realized oil prices, partially offset by an increase in lease operating expenses following the Company's Bakken-related transactions in the fourth quarter of 2012 and first quarter of 2013, as the assets acquired have higher operating costs than the assets divested.

Key items for the second quarter of 2013 include:

•	Increased average quarterly production to 74,052 barrels of oil equivalent per day (“BOE/d”, 94% oil), 16% higher than 2013's first quarter level and 2% higher than the year ago quarter level.

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Adjusted cash flow from operations reflects cash flow from operations before working capital changes but is not adjusted for non-recurring items, such as the Delhi Field remediation expenses.

(3)	The GAAP to non-GAAP reconciliations for the quarter ended March 31, 2013 are part of the Company's first quarter 2013 earnings release which is an exhibit to its May 2, 2013 Form 8-K.

•
Generated record high quarterly revenues of $645 million on higher production and a more favorable production mix following the Cedar Creek Anticline acquisition, plus continued strong oil price realizations. Quarterly oil production reached a new record high level of 69,895 barrels of oil per day (“Bbls/d”), 17% higher than 2013's first quarter level and 4% higher than the year ago quarter level.

•
Reduced most expenses on a per barrel of oil equivalent ("BOE") basis from first quarter of 2013 levels, including a reduction in lease operating expenses (excluding the $70 million of Delhi Field remediation expenses) and general and administrative expenses. See discussion of Delhi Field remediation expenses below.

•
Added 350 billion cubic feet of estimated proved carbon dioxide (“CO2”) reserves in Jackson Dome, on a gross working interest or 8/8th's basis, which represents approximately 6% of the field's estimated year-end 2012 proved CO2 reserves, or about one year of CO2 production at such field's current daily CO2 production rate.

•
Subsequent to quarter end and slightly ahead of schedule, commenced tertiary oil production at Bell Creek Field in Montana. This represents the Company's first tertiary oil production in the Rocky Mountain region, an area the Company entered through the acquisition of Encore in 2010.

Management Comment

Phil Rykhoek, Denbury's President and CEO, commented: "We built on our positive start to 2013 in the second quarter as our production, earnings, and cash flow all realized sequential gains and we remain on track to more than fully fund our planned 2013 capital expenditures with cash flows from operations. From a total production standpoint, this was the first quarter with a full contribution from all of the assets we acquired with the proceeds from last year's Bakken area asset sale. As our results show, we have more than replaced the divested Bakken area production with a combination of acquired production and organic production growth from our tertiary operations, while also increasing our crude oil production mix. Perhaps more importantly, the Bakken-related transactions have made us more purely focused on our proven, unique, and repeatable CO2 enhanced oil recovery growth strategy, which positions us to grow per-share value for the foreseeable future.

“Further, we continue to expect that both our tertiary and total production will be in the upper half of our estimated 2013 production ranges, although we do anticipate modest sequential declines in both tertiary and total production in the third quarter of 2013, as the estimated production impact of our remediation efforts at Delhi Field are expected to offset the estimated production contributions from our newest, and first, Rocky Mountain CO2 flood at Bell Creek Field. We estimate total and tertiary production will resume their sequential growth in the fourth quarter of 2013.

“Lastly, we continue to analyze our options for distributing the significant amount of free cash flow we currently anticipate generating in 2017 and beyond to our shareholders. In addition to our review and analysis of various organizational structures, we are also considering whether we could accelerate any such cash distributions, in each case as part of our planned transition to a growth and income company. We are targeting completion of our review, analysis, and decision-making process by our annual analyst meeting scheduled for November 11, 2013, and we look forward to announcing the outcome of such process at that time.”

Delhi Field Update

In June 2013, a release of well fluids, consisting of a mixture of carbon dioxide, saltwater, natural gas and a small percentage of oil, was discovered and reported within the Denbury-operated Delhi Field located in northern Louisiana. Denbury immediately took remedial action to stop the release and contain and recover well fluids in the affected area. The Company continues to actively work with government and local officials and agencies to determine the best course of remediation. Currently, Denbury believes the origin of the release to be one or more wells in the affected area of the field that had been previously plugged and abandoned. Denbury has recorded $70 million of lease operating expenses related to the release in its second quarter 2013 financial results. Since the area is still in the process of being remediated and final restoration plans have not yet been agreed upon with regulatory agencies, this amount represents Denbury's current minimum estimate of remediation expenses and therefore may not be precise and may be adjusted in future financial statements as more information becomes available.

Denbury maintains insurance coverage which the Company believes covers certain of the costs and damages related to the release. The Company currently estimates that one-third to two-thirds of its minimum estimate may be recoverable under its insurance policies. However, Denbury has not reached any agreement with its insurance carriers as to recoverable amounts and given the uncertainties concerning its ultimate insurance recoveries, the Company has not recognized any such recoveries in its financial statements as of June 30, 2013. Insurance recoveries will be recognized in Denbury's financial statements during the period received or at the time receipt is determined to be virtually certain.

Denbury's tertiary oil production at Delhi Field started declining late in the second quarter of 2013 due to the various remediation measures taken related to the release, which included ceasing injection of CO2 into the impacted area of the field in order to reduce that area's field operating pressure. Based on Denbury's current understanding of the cause of the release and current expectations relative to remediation, the Company anticipates resuming CO2 injections into the impacted area in the fourth quarter of 2013. Once CO2 injections resume, the field's oil production is anticipated to gradually recover. Costs incurred as a result of the release, coupled with lower production levels, are currently expected to defer the effective date of a third party's reversionary interest in the Delhi Field, and a corresponding reduction in Denbury's share of the field's production, into 2014 from a date previously estimated to be late in the third quarter of 2013.

Production

Production for the second quarter of 2013 averaged 74,052 BOE/d, which included 38,752 Bbls/d from tertiary properties and 35,300 BOE/d from non-tertiary properties. Second quarter total production was up approximately 2%, or 1,715 BOE/d, from the year ago quarter, and up 16%, or 10,229 BOE/d, from the first quarter of 2013. Total production grew year over year as production contributions from newly acquired properties and organic tertiary production growth more than offset the impact of the Bakken area asset sale in the fourth quarter of 2012. The large sequential quarterly increase in oil equivalent production was largely driven by the production contribution from the Cedar Creek Anticline assets acquired late in the first quarter of 2013.

Tertiary oil production was up approximately 10%, or 3,544 Bbls/d, from the year ago quarter, but 305 Bbls/d less than levels in the first quarter of 2013. The year-over-year quarterly tertiary production increase was primarily due to production growth in response to continued field development and expansion of facilities in the CO2 floods in Delhi, Hastings, and Oyster Bayou fields, partially offset by normal declines in mature tertiary fields. The minor sequential quarterly decline in tertiary oil production was primarily due to decreased production at Delhi Field starting late in the second quarter and normal declines in mature tertiary fields, offset by increased production primarily at Oyster Bayou and Heidelberg fields.

Non-tertiary oil equivalent production was down approximately 5%, or 1,829 BOE/d, from the year ago quarter, but up approximately 43%, or 10,534 BOE/d, from the first quarter of 2013. The year-over-year quarterly decrease was primarily related to the net impact of asset sales and acquisitions and the normal decline in non-tertiary field production. The large sequential quarterly increase in non-tertiary oil equivalent production was primarily driven by the production contribution from the Cedar Creek Anticline assets acquired late in the first quarter of 2013.

Review of Financial Results

Oil and natural gas revenues, excluding the impact of derivative contracts, increased 8% when comparing the second quarters of 2013 and 2012, due to increases in both production and realized commodity prices. Denbury's average realized oil price, excluding derivative contracts, was $98.92 in the second quarter of 2013, compared to $95.63 in the prior year second quarter. Denbury's oil price differential (the difference between the average price at which the Company sold its production and the average NYMEX price) improved from the prior year second quarter level as improvements in the Rocky Mountain region differentials and a more favorable liquids mix more than offset a decrease in the Company's realized Gulf Coast region premium. Company-wide oil price differentials in the second quarter of 2013 were $4.78 per barrel (“Bbl”) above NYMEX prices, compared to $2.14 per Bbl above NYMEX in the prior year second quarter. During the second quarter of 2013, the Company sold approximately 44% of its crude oil at prices based on the LLS index price, approximately 22% at prices partially tied to the LLS index price, and the balance at prices based on various other indexes tied to NYMEX prices, primarily in the Rocky Mountain region.

Lease operating expenses, excluding the Delhi Field charge discussed above, increased 18% on a per-BOE basis to $22.34 per BOE in the second quarter of 2013 from $18.92 per BOE in the second quarter of 2012, primarily due to the divestiture during the fourth quarter of 2012 of the Company's Bakken area assets which had relatively low operating costs per BOE. Tertiary operating expenses, excluding the Delhi Field remediation expenses, averaged $23.52 per Bbl in the second quarter of 2013, up modestly from $22.95 per Bbl in the prior year second quarter. The increase was primarily the result of the expansion of the Company's tertiary floods and increased CO2 expenses due to an increase in volumes injected into producing floods along with slight increases in the cost of CO2.

General and administrative expenses totaled $33 million in the second quarter of 2013, down slightly from $35 million in the prior year second quarter.

Interest expense, net of capitalized interest, in the second quarter of 2013 was $31 million, down from $42 million in the prior year second quarter. The impact of a $307 million increase in average debt outstanding from the second quarter of 2012 to the second quarter of 2013 was more than offset by a reduction in the Company's average interest rate to 6.2% from 7.6%, and an increase in capitalized interest related to projects not yet in service. The decrease in the average interest rate was the result of the Company refinancing its 9 1/2% and 9 3/4% senior subordinated notes with the issuance of 4 5/8% senior subordinated notes due 2023 during the first quarter of 2013.

Denbury recorded a noncash pre-tax gain of $46 million in the second quarter of 2013 due to changes in the fair values of the Company's derivative contracts, compared to a noncash pre-tax gain of $132 million on fair value changes in the prior year second quarter.

The Company's overall depletion, depreciation and amortization rate was $18.82 per BOE in the second quarter of 2013, compared to $20.10 per BOE in the prior year second quarter. This decrease per BOE was primarily driven by the divestiture of the Company's Bakken area assets during the fourth quarter of 2012, partially offset by the impact of the Cedar Creek Anticline acquisition in the first quarter of 2013.

Denbury's effective tax rate for the second quarter of 2013 was approximately 38.5%, which was comparable to its estimated statutory tax rate. Denbury recorded a current income tax benefit during the second quarter of 2013 in recognition of an increase in its estimate of tax benefits expected to be received during 2013, which reduced its overall estimate of current income taxes for the year.

2013 Production and Capital Expenditure Estimates and Share Repurchase Update

Denbury's estimated 2013 production is unchanged from previous estimates shown in the following table. Based on actual year-to-date 2013 production and updated internal estimates, Denbury continues to estimate that tertiary and total production will be in the upper half of their estimated ranges shown in the table.

Operating Area	2013 Estimated Production (BOE/d)
Tertiary	36,500 – 39,500
Cedar Creek Anticline	16,200
Other Rockies Non-Tertiary	5,400
Texas Non-Tertiary	6,300
Other Gulf Coast Non-Tertiary	4,300
Total Production	68,700 – 71,700

Denbury's full year 2013 capital expenditure budget is unchanged from the previously disclosed amount of $1.06 billion, of which approximately one-half has been spent through the first half of 2013. The budgeted amount excludes estimated expenditures related to potential acquisitions, as well as approximately $160 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production startup costs associated with new tertiary floods). Denbury currently expects its 2013 capital expenditure budget to be fully funded with its estimated cash flow generated from operations in 2013, assuming NYMEX oil prices average approximately $90 per Bbl for the remainder of the year.

Denbury continues to repurchase shares from time to time under its share repurchase program, acquiring a total of 5.0 million shares in 2013 through the end of June, to bring total purchases under such program since its commencement in October 2011 to over 36 million shares, or about 9% of shares outstanding at September 30, 2011, at an average cost of $15.15 per share. Another $224 million of share repurchases remained authorized under the program as of the end of July.

Conference Call Information

Denbury will host a conference call to review and discuss second quarter 2013 financial and operating results and financial and operating guidance for the remainder of 2013 today, Tuesday, August 6, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time and provide the confirmation number 260591 to the operator. To access a live audio webcast of the conference call, please visit the investor relations section of the Company's website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260591.

Denbury is a growing domestic independent oil and natural gas company. The Company's primary focus is on enhanced oil recovery utilizing carbon dioxide and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. Denbury is the largest combined oil and natural gas producer in both Mississippi and Montana, and owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including estimated 2013 production and capital expenditures, minimum estimated expenses related to remediation of the Denbury-operated Delhi Field and estimated ranges of potential insurance recoveries of these expenses, estimated cash generated from operations in 2013 and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028

Financial and Statistical Data Tables and Reconciliation Schedules

Following are unaudited financial highlights for the comparative three and six months ended June 30, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company's Form 10-Q:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2013	2012	2013	2012
Revenues and other income
Oil sales	$629,189	$587,191	$1,195,332	$1,210,897
Natural gas sales	8,999	4,950	16,509	14,745
CO2 sales and transportation fees	6,562	5,301	13,120	12,096
Interest income and other income	5,334	4,339	8,209	9,159
Total revenues and other income	650,084	601,781	1,233,170	1,246,897
Expenses
Lease operating expenses	220,558	124,511	361,100	262,475
Marketing expenses	13,332	12,218	23,128	23,048
CO2 discovery and operating expenses	3,419	1,062	7,141	7,267
Taxes other than income	44,940	38,812	82,951	82,506
General and administrative expenses	33,382	34,826	75,271	71,433
Interest, net of amounts capitalized of $23,279, $18,475, $44,984, and $37,920, respectively	30,602	41,604	66,636	77,918
Depletion, depreciation, and amortization	126,907	132,289	239,805	253,184
Derivatives expense (income)	(45,501)	(139,109)	(33,572)	(93,834)
Loss on early extinguishment of debt	428	—	44,651	—
Impairment of assets	—	215	—	17,515
Other expenses	10,711	12,552	12,818	23,272
Total expenses	438,778	258,980	879,929	724,784
Income before income taxes	211,306	342,801	353,241	522,113
Income tax provision (benefit)
Current income taxes	(3,171)	784	7,348	29,492
Deferred income taxes	84,497	130,152	128,342	167,289
Net income	$129,980	$211,865	$217,551	$325,332

Net income per common share:
Basic	$0.35	$0.55	$0.59	$0.84
Diluted	0.35	0.54	0.58	0.83
Weighted average common shares outstanding:
Basic	368,850	387,159	369,122	386,764
Diluted	371,969	390,702	372,417	390,823

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2013	2012	2013	2012
Net income (GAAP measure)	$129,980	$211,865	$217,551	$325,332
Noncash fair value adjustments on commodity derivatives	(45,501)	(131,827)	(33,572)	(87,742)
Lease operating expenses – Delhi Field remediation	70,000	—	70,000	—
Loss on early extinguishment of debt	428	—	44,651	—
Impairment of assets	—	215	—	17,515
CO2 discovery and operating expenses – CO2 exploration costs	532	—	532	4,925
Other expenses – helium contract-related charges	8,000	4,100	8,000	8,000
Other expenses – cumulative effect of equipment lease correction	—	8,452	—	8,452
Other expenses – acquisition transaction costs	307	—	2,414	—
Other expenses – allowance for collectability on outstanding loans	—	—	—	3,683
Other expenses – loss on sale of Vanguard common units	—	—	—	3,137
Estimated income taxes on above adjustments to net income	(13,000)	45,242	(35,430)	15,970
Adjusted net income (non-GAAP measure)	$150,746	$138,047	$274,146	$299,272

(1)	See "Non-GAAP Measures" at the end of this report.

Reconciliation of cash flow from operations (GAAP measure) to adjusted cash flow from operations (non-GAAP measure)(1):

	Three Months Ended		Six Months Ended
In thousands	June 30,		June 30,
	2013	2012	2013	2012
Net income (GAAP measure)	$129,980	$211,865	$217,551	$325,332
Adjustments to reconcile to adjusted cash flow from operations:
Depletion, depreciation, and amortization	126,907	132,289	239,805	253,184
Deferred income taxes	84,497	130,152	128,342	167,289
Stock-based compensation	7,763	7,336	15,671	15,249
Noncash fair value adjustments on commodity derivatives	(45,501)	(131,827)	(33,572)	(87,742)
Loss on early extinguishment of debt	428	—	44,651	—
Impairment of assets	—	215	—	17,515
Other	4,864	11,811	12,236	23,238
Adjusted cash flow from operations (non-GAAP measure)	308,938	361,841	624,684	714,065
Net change in assets and liabilities relating to operations	128,630	79,125	82,060	18,555
Cash flow from operations (GAAP measure)	$437,568	$440,966	$706,744	$732,620

(1)	See "Non-GAAP Measures" at the end of this report.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average Daily Volumes (BOE/d) (6:1)	2013	2012	2013	2012
Tertiary oil production
Gulf Coast region
Mature properties:
Brookhaven	2,339	2,779	2,322	2,897
Eucutta	2,642	2,870	2,639	2,980
Mallalieu	2,157	2,461	2,136	2,523
Other mature properties (1)	7,233	7,867	7,516	7,940
Delhi	5,479	4,023	5,652	4,102
Hastings	4,010	1,913	3,983	1,265
Heidelberg	4,149	3,823	4,046	3,703
Oyster Bayou	2,518	1,304	2,386	1,090
Tinsley	8,225	8,168	8,224	7,732
Total tertiary oil production	38,752	35,208	38,904	34,232
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	2,367	4,095	2,688	4,330
Texas	6,932	4,573	6,813	4,124
Other	1,108	1,306	1,130	1,293
Total Gulf Coast region	10,407	9,974	10,631	9,747
Rocky Mountain region
Cedar Creek Anticline	19,935	8,535	14,371	8,515
Other	4,958	3,060	5,060	3,135
Total Rocky Mountain region	24,893	11,595	19,431	11,650
Total non-tertiary oil production	35,300	21,569	30,062	21,397
Total continuing production	74,052	56,777	68,966	55,629
Properties disposed:
Bakken area assets	—	15,503	—	15,391
2012 Non-core asset divestitures	—	57	—	914
Total production	74,052	72,337	68,966	71,934

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Production (daily – net of royalties):
Oil (barrels)	69,895	67,476	64,764	67,167
Gas (mcf)	24,945	29,163	25,210	28,608
BOE (6:1)	74,052	72,337	68,966	71,934
Unit sales price (excluding derivative settlements):
Oil (per barrel)	$98.92	$95.63	$101.97	$99.06
Gas (per mcf)	3.96	1.87	3.62	2.83
BOE (6:1)	94.70	89.96	97.08	93.62
Unit sales price (including derivative settlements):
Oil (per barrel)	$98.92	$95.51	$101.97	$98.33
Gas (per mcf)	3.96	4.88	3.62	5.72
BOE (6:1)	94.70	91.06	97.08	94.09

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Oil and natural gas revenues	$94.70	$89.96	$97.08	$93.62
Gain on settlements of derivative contracts	—	1.10	—	0.47
Lease operating expenses – excluding Delhi Field remediation	(22.34)	(18.92)	(23.32)	(20.05)
Lease operating expenses – Delhi Field remediation	(10.39)	—	(5.61)	—
Production and ad valorem taxes	(6.09)	(5.50)	(6.13)	(5.90)
Marketing expenses, net of third party purchases	(1.55)	(1.26)	(1.47)	(1.46)
Production netback	54.33	65.38	60.55	66.68
CO2 sales, net of operating and exploration expenses	0.46	0.65	0.48	0.36
General and administrative expenses	(4.95)	(5.29)	(6.03)	(5.46)
Interest expense, net	(4.54)	(6.32)	(5.34)	(5.95)
Other	0.54	0.55	0.39	(1.10)
Changes in assets and liabilities relating to operations	19.09	12.02	6.57	1.42
Cash flow from operations	64.93	66.99	56.62	55.95
DD&A	(18.82)	(20.10)	(19.20)	(19.34)
Deferred income taxes	(12.54)	(19.77)	(10.28)	(12.78)
Loss on early extinguishment of debt	(0.06)	—	(3.58)	—
Noncash commodity derivative adjustments	6.75	20.03	2.69	6.70
Impairment of assets	—	(0.03)	—	(1.34)
Other noncash items	(20.97)	(14.93)	(8.82)	(4.34)
Net income	$19.29	$32.19	$17.43	$24.85

DENBURY RESOURCES INC.
CAPITAL EXPENDITURE SUMMARY (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2013	2012	2013	2012
Capital expenditures by project:
Tertiary oil fields	$149,869	$133,055	$319,698	$246,633
CO2 pipelines	11,949	68,964	20,767	83,115
CO2 sources (1)	45,231	81,617	75,497	132,096
Other areas	62,934	142,980	124,931	305,535
Capital expenditures before acquisitions and capitalized interest	269,983	426,616	540,893	767,379
Less: recoveries from sale/leaseback transactions	—	(12,129)	—	(33,131)
Net capital expenditures excluding acquisitions and capitalized interest	269,983	414,487	540,893	734,248
Property acquisitions (2)	67,700	366,695	1,067,559	367,929
Capitalized interest	23,279	18,475	44,984	37,920
Capital expenditures, net of sale/leaseback transactions	$360,962	$799,657	$1,653,436	$1,140,097

(1)	Includes capital expenditures related to the Riley Ridge gas plant.

(2)
Property acquisitions during the three and six months ended June 30, 2013 include capital expenditures of approximately $0.1 billion and $1.1 billion, respectively, related to acquisitions during the period that are not reflected as an Investing Activity on our Unaudited Condensed Consolidated Statements of Cash Flows due to the movement of proceeds through a qualified intermediary.

DENBURY RESOURCES INC.
CASH PROCEEDS FROM PROPERTY SALES (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2013	2012	2013	2012
Net proceeds from sales of properties and equipment (1)	$4,833	$78,144	$5,496	$244,847

(1)
For the three and six months ended June 30, 2012, includes $72.4 million and $212.5 million, respectively, of cash from the sale of non-core assets which was held by a qualified intermediary in support of a like-kind-exchange transaction to fund a portion of the acquisition cost of Thompson Field.

DENBURY RESOURCES INC.
SUMMARY OF INCOME (EXPENSE) FROM DERIVATIVE CONTRACTS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2013	2012	2013	2012
Cash receipt on settlements of derivative contracts	$—	$7,282	$—	$6,092
Noncash fair value adjustments on derivatives – income	45,501	131,827	33,572	87,742
Total income from commodity derivative contracts	$45,501	$139,109	$33,572	$93,834

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	June 30,	December 31,
In thousands	2013	2012
Cash and cash equivalents	$75,865	$98,511
Restricted cash	—	1,050,015
Total assets	11,508,510	11,139,342

Borrowings under bank credit facility	$260,000	$700,000
Borrowings under senior subordinated notes (principal only)	2,600,080	2,051,350
Financing and capital leases	372,958	394,504
Total debt (principal only)	$3,233,038	$3,145,854

Total stockholders' equity	$5,270,786	$5,114,889

	Six Months Ended
	June 30,
In thousands	2013	2012
Cash provided by (used in):
Operating activities	$706,744	$732,620
Investing activities	(665,573)	(849,224)
Financing activities	(63,817)	126,024

Non-GAAP Measures

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company's ongoing operations. The excluded items are those which reflect the fair value adjustments on the Company's derivative contracts, current minimum estimate of Delhi Field remediation expenses, helium contract-related charges, impairment of assets, the portion of CO2 discovery and operating expenses attributable to exploration costs, transaction-related expenses, and the cost of early debt extinguishment. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management in evaluating the comparability of the Company's ongoing operational results and trends. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company's operational trends and performance.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flow from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.